EXHIBIT 99.1

Whole Foods Market Reports Second Quarter Results

Company Produces Record Sales of $3.3 Billion and Diluted Earnings per Share of $0.38;
Signs Nine New Leases, Increasing the Development Pipeline to a Record 114 Leases;
Updates Outlook for Fiscal Year 2014 and Provides Strategic Vision through Fiscal Year 2018, with Sales Approaching $25 Billion over the Next Five Years

AUSTIN, Texas, May 6, 2014 (GLOBE NEWSWIRE) -- Whole Foods Market, Inc. (Nasdaq:WFM) today reported results for the 12-week second quarter ended April 13, 2014. For the quarter, total sales increased 10% to a record $3.3 billion. Comparable store sales, including a negative impact of approximately 50 basis points from Easter shifting from the second quarter last year to the third quarter this year, increased 4.5% on top of a 6.9% increase in the prior year. The spread between comparable store and identical store sales growth for the quarter due to five relocations and one expansion was approximately 50 basis points. Average weekly sales per store were $742,000, translating to record sales per gross square foot of $1,000. Operating income was $231 million, or 7.0% of sales, and earnings before interest, taxes, depreciation and amortization ("EBITDA") were $318 million, or 9.6% of sales. Net income was $142 million, or 4.3% of sales, diluted earnings per share were $0.38, and return on invested capital was 15.6%.

During the quarter, the Company produced $282 million in cash flow from operations and invested $143 million in capital expenditures, of which $85 million related to new stores. This resulted in free cash flow of $139 million. In addition, the Company paid $45 million in quarterly dividends to shareholders and repurchased $55 million of common stock. Subsequent to the close of the quarter, the Company repurchased another $15 million of common stock, leaving $668 million in remaining share repurchase authority. The Company ended the quarter with total cash and cash equivalents, restricted cash, and investments of approximately $1.5 billion.

"The rapidly growing demand for fresh, healthy foods affirms our mission for the last 36 years and highlights the increasing growth opportunity ahead of us," said John Mackey, co-founder and co-chief executive officer of Whole Foods Market.  "Whole Foods Market is the premier brand in natural and organic foods, with unparalleled quality standards and the broadest selection. As we continue to innovate and evolve at a fast pace, we are confident in our ability to gain market share and expect our sales to approach $25 billion over the next five years."

The following table provides the Company's comparable store sales results for Q2 and for the six weeks ended May 4, 2014. Results for the second quarter are shown also excluding the impact of the Easter shift. The six-week period includes the last three weeks of the second quarter through the first three weeks of the third quarter and reflects Easter week and Team Member Appreciation Double Discount Day in both years. Sales of a store are deemed to be comparable commencing in the 53rd full week after the store opened.

	Comparable Store Sales Growth	Change in Transactions	Change in Basket Size
Q2 ended April 13, 2014	4.5%	2.4%	2.1%
Excluding Easter shift	5.0%	2.5%	2.5%
Six weeks ended May 4, 2014	4.3%	--	--

Additional information on the quarter for comparable stores and all stores is provided in the following table.

Comparable Stores	Easter-adjusted Comps	Actual Comps	ROIC*	# of Stores	Average Size	Total Square Feet
> 15 years old (20 years old, s.f. weighted)	3.1%	2.6%	120%	92%	28,000	2,564,000
11-15 years old	2.4%	1.9%	99%	69%	34,000	2,376,000
8-11 years old	2.2%	1.7%	94%	49%	43,000	2,083,000
5-8 years old	6.7%	6.3%	50%	54%	54,000	2,918,000
2-5 years old	6.7%	6.2%	34%	50%	43,000	2,145,000
< 2 years old (including 5 relocations)	19.1%	18.6%	16%	32%	36,000	1,160,000
All comp stores (9.7 years old, s.f. weighted)	5.0%	4.5%	63%	346%	38,000	13,247,000
All stores (9.1 years old, s.f. weighted)			59%	374%	38,000	14,247,000
* Defined as annualized store-level income after taxes divided by average invested capital; does not reflect any as-if effect of capitalizing operating leases

For the quarter, gross profit declined 51 basis points to 35.9% of sales due primarily to an increase in cost of goods sold as a percentage of sales. Direct store expenses improved 10 basis points to 25.3% of sales due primarily to leverage in wages and healthcare costs. As a result, store contribution decreased 41 basis points to 10.6% of sales.

For identical stores, gross profit declined 34 basis points to 36.0% of sales, direct store expenses improved 44 basis points to 25.0% of sales, and store contribution improved 10 basis points to 11.0% of sales.

G&A increased 22 basis points to 3.2% of sales due primarily to a $3.4 million share-based payment charge which is not expected to recur over the remainder of the year, along with investments in technology.

The following table provides certain line items as a percentage of sales for the second quarter of the last five fiscal years, highlighting the Company's above-average results the last three years.

	2Q10	2Q11	2Q12	2Q13	2Q14
Gross profit	35.3%	35.6%	36.3%	36.4%	35.9%
Direct store expenses	26.2%	25.9%	25.5%	25.4%	25.3%
Store contribution	9.1%	9.7%	10.8%	11.0%	10.6%
Operating income	5.7%	6.0%	7.1%	7.5%	7.0%

Fiscal Year Results

For the 28-week period ended April 13, 2014, total sales increased 10% to a record $7.6 billion. Comparable store sales, including a negative impact of approximately 20 basis points from Easter shifting from the second quarter last year to the third quarter this year, increased 5.0% on top of a 7.1% increase in the prior year. Year to date, the spread between comparable store and identical store sales growth, excluding six relocations and one expansion, was approximately 55 basis points. Average weekly sales were $729,000, translating to sales per gross square foot of $995. Operating income was $486 million, or 6.4% of sales, and earnings before interest, taxes, depreciation and amortization ("EBITDA") were $684 million, or 9.0% of sales. Net income was $300 million, or 4.0% of sales, diluted earnings per share were $0.80, and return on invested capital was 14.1%.

Year to date, the Company has produced $619 million in cash flow from operations and invested $362 million in capital expenditures, of which $207 million related to new stores. This resulted in free cash flow of $257 million. In addition, the Company has paid $82 million in quarterly dividends to shareholders and repurchased $117 million of common stock.

Growth and Development

Since the end of the first quarter, the Company has added eight stores in six new markets. In the second quarter, the Company opened three new stores. So far in the third quarter, the Company has opened one new store and completed its acquisition of four New Frontiers Natural Marketplace stores in Flagstaff, Prescott and Sedona, AZ; and San Luis Obispo, CA. The Company expects to open seven additional stores in the third quarter and another 11 to 14 stores in the fourth quarter. The Company currently has 379 stores totaling approximately 14.4 million square feet and expects to cross the 500-store mark in 2017. Longer term, the Company sees demand for 1,200 Whole Foods Market stores in the United States.

The Company has increased its development pipeline to a record 114 stores with the signing of nine new leases, including one relocation, totaling approximately 410,000 square feet. These leases include three new markets and are located in Fayetteville, AR; Honolulu, HI; Indianapolis, IN; Metuchen, NJ; Chappaqua, NY; Buffalo, NY; Lower Gwynedd Township, PA; Fort Worth, TX; and Richmond, VA.

The following table provides additional information about the Company's store openings in fiscal years 2013 and 2014 year to date; leases currently tendered but unopened; and total development pipeline (including leases currently tendered) for stores scheduled to open through fiscal year 2018.

			Current	Current
			Leases	Leases
New Store Information	FY13	FY14 YTD	Tendered	Signed
Number of stores (including relocations)	32	18	36	114
Relocations	5	1	3	12
Lease acquisitions, ground leases and owned properties	6	2	9	9
Percentage in new markets	31%	56%	28%	18%
Average store size (gross square feet)	36,000	34,000	41,000	40,000
Total square footage	1,137,000	618,000	1,471,000	4,607,000
Average tender period in months	8.7
Average pre-opening expense per store (including rent)	$1.7 mil
Average pre-opening rent per store	$0.6 mil

Outlook for Fiscal Year 2014

Based on the Company's year-to-date sales and earnings results and updated assumptions for the remainder of the year, the Company is revising its fiscal year 2014 outlook as shown in the following table. The Company now expects sales growth of approximately 11%, comparable store sales growth of 5.0% to 5.5%, and diluted earnings per share of $1.52 to $1.56.

The Company expects the Easter shift to positively impact comparable store sales growth in the third quarter by approximately 50 basis points.

As previously noted, the Company's back-end loaded store opening schedule is expected to result in higher pre-opening and relocation costs in the second half of the year. Before pre-opening, operating income is expected to increase 6% to 12%. The Company expects a second-half tax rate of 39.0% versus 38.2% last year.

The Company now expects capital expenditures of $675 to $725 million, reflecting increased spending on technology and remodels, including acquired locations.

	FY14	FY14	Q2 YTD	Q3-Q4
	Prior Outlook	Current Outlook	Actual	Implied Outlook
Sales growth	11% - 12%	10.5% - 11.0%	10%	11.5% - 12.5%
Comparable store sales growth	5.5% - 6.2%	5.0% - 5.5%	5.0%	5.0% - 6.0%
Two-year comps	12.4% - 13.1%	11.9% - 12.4%	12.1%	11.8% - 12.8%
Number of new and acquired stores	33 - 38	36 - 39	13	23 - 26
% of sales from new and acquired stores	6%	6.0% - 6.5%	6.0%	6.5% - 7.0%
Ending square footage growth	8% - 10%	9% - 10%	8%	9% - 10%
G&A expenses	3.1%	3.1%	3.2%	3.1%
Operating income before pre-opening growth	9% - 14%	6% - 9%	5%	6% - 12%
Pre-opening and relocation costs	$75 - $78 mil	$75 - $78 mil	$34 mil	$41 - $44 mil
Operating margin	6.7% - 7.0%	6.5% - 6.6%	6.4%	6.5% - 6.8%
EBITDA	$1.32 - $1.37 bil	$1.29 - $1.32 bil	$684 mil	$609 - $634 mil
EBITDA margin	9.3% - 9.5%	9.0% - 9.2%	9.0%	9.0% - 9.3%
Tax rate	38.8% - 39.0%	39.0%	39.0%	39.0%
Diluted EPS	$1.58 - $1.65	$1.52 - $1.56	$0.80	$0.72 - $0.76
EPS growth	7% - 12%	3% - 6%	4%	3% - 9%
Capital expenditures	$600 - $650 mil	$675 - $725 mil	$362 mil	$313 - $363 mil

The following table provides information about the Company's estimated store growth, including acquired and relocated stores.

	Estimated Store Growth	Ending Store Count	Ending Gross Square Footage	Ending Square Footage Growth
Fiscal Year 2014	36 - 39	397 - 400	15.1 - 15.2 mil	9% - 10%
Fiscal Year 2015	38 - 45	432 - 440	16.5 - 16.8 mil	9% - 11%

Strategic Vision through Fiscal Year 2018

The following table provides information on the Company's results for the last five fiscal years, as well as the Company's strategic vision for the business through fiscal year 2018.  The Company will provide this framework from time to time as a complement to its guidance.

The Company believes its long-term growth prospects remain strong. On a go-forward basis starting in fiscal year 2015, the Company's goal is to deliver earnings per share growth equal to or in excess of sales growth.  Through a thoughtful incremental approach, the Company expects to continue its ongoing value strategy, bringing gross margin down to its 34% to 35% historical range.  The Company believes this level is sustainable and the right strategy to drive sales growth over the longer term.  At the same time, the Company will continue to invest in technology while maintaining expense discipline, working to improve its cost structure to offset the impact of these investments, resulting in slight improvements in operating margin through fiscal year 2018 and beyond.

"We are excited to share our longer-term strategic vision with our stakeholders.  This is not guidance but rather a reasonable roadmap of how we are thinking about evolving our business model," said Walter Robb, co-chief executive officer of Whole Foods Market.  "We have a clear point of view of what we need to do to improve our value image and extend ourselves digitally to add convenience and flexibility to support our customers' busy lifestyles.  As we have successfully accomplished over the last several years, we will work to improve our cost structure to offset the impact of our value and technology investments, and expect to produce year-over-year improvement in operating margin in 2015 and beyond."

	FY09	FY10	FY11	FY12	FY13
New and acquired stores	15	18	18	25	32
Ending store count, net of relocations	284	299	311	335	362
Ending square footage	11 mil	11 mil	12 mil	13 mil	14 mil
Ending square footage growth	7%	6%	5%	8%	8%
Comparable store sales growth	-3.1%	7.1%	8.5%	8.7%	6.9%
Total sales	$8 bil	$9 bil	$10 bil	$12 bil	$13 bil
Sales growth	1%	12%	12%	14%	13%
Gross margin	34.3%	34.8%	35.0%	35.5%	35.8%
EBITDA	$0.6 bil	$0.7 bil	$0.8 bil	$1.1 bil	$1.2 bil
EBITDA margin	6.9%	7.9%	8.3%	9.0%	9.5%
Operating expenses (% of sales)	30.8%	30.0%	29.6%	29.2%	29.0%
Operating margin	3.5%	4.9%	5.4%	6.4%	6.8%
EPS	$0.42	$0.72	$0.97	$1.26	$1.47
EPS growth	3%	69%	35%	28%	19%
ROIC	6%	9%	12%	13%	15%

	Outlook	Vision
	FY14	FY15	FY16	FY17	FY18
New and acquired stores	37	42	46	50	55
Ending store count, net of relocations	398	436	478	524	575
Ending square footage	15 mil	17 mil	18 mil	20 mil	23 mil
Ending square footage growth	10%	10%	11%	11%	11%
Comparable store sales growth	5.3%	6.0%	6.0%	6.0%	6.0%
Total sales	$14 bil	$16 bil	$18 bil	$21 bil	$24 bil
Sales growth	11%	13%	13%	14%	14%
Gross margin	35.50%	35.20%	34.95%	34.70%	34.45%
EBITDA	$1.3 bil	$1.5 bil	$1.7 bil	$1.9 bil	$2.2 bil
EBITDA margin	9.1%	9.1%	9.2%	9.2%	9.3%
Operating expenses (% of sales)	29.0%	28.6%	28.2%	27.8%	27.5%
Operating margin	6.55%	6.6%	6.7%	6.9%	7.0%
EPS	$1.54	$1.74	$1.98	$2.27	$2.65
EPS growth	5%	13%	14%	15%	15%
ROIC	14%	14%	15%	15%	16%

Note: Fiscal years 2012 and 2018 are 53-week years (growth rates are presented on a 52-week to 52-week basis); fiscal year 2014 reflects mid-point guidance; fiscal year 2015 store count and square footage growth reflect mid-point guidance; ROIC is not adjusted for the capitalization of operating leases.

About Whole Foods Market

Founded in 1978 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the leading retailer of natural and organic foods and America's first national "Certified Organic" grocer. In fiscal year 2013, the Company had sales of approximately $13 billion and currently has 379 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 83,000 team members and has been ranked for 17 consecutive years as one of the "100 Best Companies to Work For" in America by Fortune magazine.

Forward-looking statements

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include general business conditions, changes in overall economic conditions that impact consumer spending, including fuel prices and housing market trends, the impact of competition and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market's report on Form 10-K for the fiscal year ended September 29, 2013. Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT. The dial-in number is (866) 952-1906, and the conference ID is "Whole Foods." A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.
Consolidated Statements of Operations (unaudited)
(In millions, except per share amounts)

	12 weeks ended		28 weeks ended
	April 13, 2014	April 14, 2013	April 13, 2014	April 14, 2013
Sales	$ 3,322	$ 3,027	$ 7,561	$ 6,883
Cost of goods sold and occupancy costs	2,131	1,926	4,885	4,434
Gross profit	1,191	1,101	2,676	2,449
Direct store expenses	840	769	1,917	1,748
Store contribution	351	332	759	701
General and administrative expenses	107	91	239	207
Operating income before pre-opening and store closure	244	241	520	494
Pre-opening expenses	11	10	27	24
Relocation, store closure and lease termination costs	2	3	7	7
Operating income	231	228	486	463
Investment and other income, net of interest expense	2	3	6	6
Income before income taxes	233	231	492	469
Provision for income taxes	91	89	192	181
Net income	$ 142	$ 142	$ 300	$ 288

Basic earnings per share	$ 0.38	$ 0.38	$ 0.81	$ 0.78
Weighted average shares outstanding	371.5	370.5	372.0	370.7

Diluted earnings per share	$ 0.38	$ 0.38	$ 0.80	$ 0.77
Weighted average shares outstanding, diluted basis	374.5	373.7	375.3	374.1

Dividends declared per common share	$ 0.12	$ 0.10	$ 0.24	$ 1.20

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows:

	12 weeks ended		28 weeks ended
	April 13, 2014	April 14, 2013	April 13, 2014	April 14, 2013
Net income
(numerator for basic and diluted earnings per share)	$ 142	$ 142	$ 300	$ 288
Weighted average common shares outstanding
(denominator for basic earnings per share)	371.5	370.5	372.0	370.7
Potential common shares outstanding:
Incremental shares from assumed exercise of stock options	3.0	3.2	3.3	3.4
Weighted average common shares outstanding and potential additional common shares outstanding
(denominator for diluted earnings per share)	374.5	373.7	375.3	374.1

Basic earnings per share	$ 0.38	$ 0.38	$ 0.81	$ 0.78
Diluted earnings per share	$ 0.38	$ 0.38	$ 0.80	$ 0.77

Whole Foods Market, Inc.
Consolidated Statements of Comprehensive Income (unaudited)
(In millions)

	12 weeks ended		28 weeks ended
	April 13, 2014	April 14, 2013	April 13, 2014	April 14, 2013
Net income	$ 142	$ 142	$ 300	$ 288
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	2	(3)	(3)	(5)
Other comprehensive income (loss), net of tax	2	(3)	(3)	(5)
Comprehensive income	$ 144	$ 139	$ 297	$ 283

Whole Foods Market, Inc.
Consolidated Balance Sheets (unaudited)
(In millions)

Assets	April 13, 2014	September 29, 2013
Current assets:
Cash and cash equivalents	$ 305	$ 290
Short-term investments - available-for-sale securities	779	733
Restricted cash	109	111
Accounts receivable	205	188
Merchandise inventories	443	414
Prepaid expenses and other current assets	89	93
Deferred income taxes	157	151
Total current assets	2,087	1,980
Property and equipment, net of accumulated depreciation and amortization	2,663	2,428
Long-term investments - available-for-sale securities	278	302
Goodwill	679	679
Intangible assets, net of accumulated amortization	81	65
Deferred income taxes	85	72
Other assets	21	12
Total assets	$ 5,894	$ 5,538

Liabilities and Shareholders' Equity
Current liabilities:
Current installments of capital lease obligations	$ 2	$ 1
Accounts payable	271	247
Accrued payroll, bonus and other benefits due team members	377	367
Dividends payable	45	37
Other current liabilities	534	436
Total current liabilities	1,229	1,088
Long-term capital lease obligations, less current installments	60	26
Deferred lease liabilities	523	500
Other long-term liabilities	46	46
Total liabilities	1,858	1,660

Commitments and contingencies

Shareholders' equity:
Common stock, no par value, 600.0 shares authorized; 376.8 and 375.7 shares issued; and 371.4 and 372.4 shares outstanding at 2014 and 2013, respectively	2,832	2,765
Common stock in treasury, at cost, 5.4 and 3.3 shares at 2014 and 2013, respectively	(270)	(153)
Accumulated other comprehensive income (loss)	(2)	1
Retained earnings	1,476	1,265
Total shareholders' equity	4,036	3,878
Total liabilities and shareholders' equity	$ 5,894	$ 5,538

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows (unaudited)
(In millions)

	28 weeks ended
	April 13, 2014	April 14, 2013
Cash flows from operating activities
Net income	$ 300	$ 288
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	198	179
Share-based payment expense	36	30
Deferred income tax benefit	(18)	(2)
Excess tax benefit related to exercise of team member stock options	(7)	(8)
Accretion of premium/discount on marketable securities	16	16
Deferred lease liabilities	17	22
Other	7	8
Net change in current assets and liabilities:
Accounts receivable	(20)	6
Merchandise inventories	(29)	(9)
Prepaid expenses and other current assets	6	8
Accounts payable	24	(17)
Accrued payroll, bonus and other benefits due team members	10	27
Other current liabilities	78	45
Net change in other long-term liabilities	1	(3)
Net cash provided by operating activities	619	590
Cash flows from investing activities
Development costs of new locations	(207)	(157)
Other property and equipment expenditures	(155)	(107)
Purchase of intangible assets	(18)	--
Purchases of available-for-sale securities	(514)	(528)
Sales and maturities of available-for-sale securities	473	825
Decrease (increase) in restricted cash	2	(7)
Payment for purchase of acquired entities	--	(22)
Other investing activities	(12)	(7)
Net cash used in investing activities	(431)	(3)
Cash flows from financing activities
Common stock dividends paid	(82)	(434)
Issuance of common stock	24	16
Purchase of treasury stock	(117)	(63)
Excess tax benefit related to exercise of team member stock options	7	8
Net cash used in financing activities	(168)	(473)
Effect of exchange rate changes on cash and cash equivalents	(5)	(1)
Net change in cash and cash equivalents	15	113
Cash and cash equivalents at beginning of period	290	89
Cash and cash equivalents at end of period	$ 305	$ 202

Supplemental disclosure of cash flow information:
Federal and state income taxes paid	$ 206	$ 178

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In millions)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Adjusted EBITDA and Free Cash Flow in the press release as additional information about its operating results. These measures are not in accordance with, or an alternative to, GAAP. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation.

The Company defines Adjusted EBITDA as EBITDA plus non-cash share-based payment expense and deferred rent. The following is a tabular reconciliation of the non-GAAP financial measure Adjusted EBITDA to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	12 weeks ended		28 weeks ended
EBITDA and Adjusted EBITDA	April 13, 2014	April 14, 2013	April 13, 2014	April 14, 2013
Net income	$ 142	$ 142	$ 300	$ 288
Provision for income taxes	91	89	192	181
Investment and other income, net of interest expense	(2)	(3)	(6)	(6)
Operating income	231	228	486	463
Depreciation and amortization	87	77	198	179
EBITDA	318	305	684	642
Share-based payment expense	18	13	36	30
Deferred rent	7	7	17	18
Adjusted EBITDA	$ 343	$ 325	$ 737	$ 690

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures. The following is a tabular reconciliation of the Free Cash Flow non-GAAP financial measure.

	12 weeks ended		28 weeks ended
Free Cash Flow	April 13, 2014	April 14, 2013	April 13, 2014	April 14, 2013
Net cash provided by operating activities	$ 282	$ 287	$ 619	$ 590
Development costs of new locations	(85)	(61)	(207)	(157)
Other property and equipment expenditures	(58)	(48)	(155)	(107)
Free Cash Flow	$ 139	$ 178	$ 257	$ 326

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In millions)

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Return on Invested Capital ("ROIC") as additional information about its operating results. This measure is not in accordance with, or an alternative to, GAAP. The Company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines ROIC as annualized adjusted earnings divided by average invested capital. Earnings are annualized on a 52-week basis. Adjustments to earnings are defined in the following tabular reconciliation. Invested capital reflects an average of the trailing four quarters.

	12 weeks ended		28 weeks ended
ROIC	April 13, 2014	April 14, 2013	April 13, 2014	April 14, 2013
Net income	$ 142	$ 142	$ 300	$ 288

Total rent expense, net of tax[1]	56	51	125	117
Estimated depreciation on capitalized operating leases, net of tax[2]	(37)	(34)	(83)	(78)
Adjusted earnings, including interest related to operating leases	161	159	342	327

Annualized earnings	$ 618	$ 615	$ 558	$ 535
Annualized adjusted earnings, including interest related to operating leases	$ 698	$ 688	$ 635	$ 607

Average working capital, excluding current portion of long-term debt	$ 877	$ 975	$ 877	$ 975
Average property and equipment, net	2,481	2,196	2,481	2,196
Average other assets	1,145	1,004	1,145	1,004
Average other liabilities	(551)	(496)	(551)	(496)
Average invested capital	$ 3,952	$ 3,679	$ 3,952	$ 3,679
Average estimated asset base of capitalized operating leases[3]	2,995	2,841	2,995	2,841
Average invested capital, adjusted for capitalization of operating leases	$ 6,947	$ 6,520	$ 6,947	$ 6,520

ROIC	15.6%	16.7%	14.1%	14.5%
ROIC, adjusted for capitalization of operating leases	10.0%	10.6%	9.1%	9.3%

[1] Total rent includes minimum base rent of all tendered leases
[2] Estimated depreciation equals two-thirds of total rent expense
[3] Estimated asset base equals eight times total rent expense

CONTACT: Cindy McCann
         VP of Investor Relations
         512.542.0204